Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 14, 2019, relating to the consolidated financial statements of Zealand Pharma A/S (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2017 and 2016 financial statements to correct a misstatement in relation to royalty revenue and royalty expenses as described in Note 1 to the consolidated financial statements), appearing in the Annual Report on Form 20-F of Zealand Pharma A/S for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

April 1, 2019

/s/ Martin Norin Faarborg	/s/ Sumit Sudan
State Authorised	State Authorised
Public Accountant	Public Accountant